Exhibit 5.2

SQUIRE, SANDERS & DEMPSEY (US) LLP 2000 Huntington Center 41 South High Street Columbus, OH 43215 Office: +1.614.365.2700 Fax: +1.614.365.2499

December 9, 2011

Oxford Resource Partners, LP

Oxford Resource Finance Corporation

41 South High Street, Suite 3450

Columbus, Ohio 43215

Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Oxford Resource Partners, LP, a Delaware limited partnership (the “Partnership”), Oxford Resource Finance Corporation, a Delaware corporation (collectively together with the Partnership, the “Issuers”), and the entities listed on Schedule I hereto (collectively, the “Guarantors”), in connection with the filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”).

You have provided us with a draft of the Registration Statement in the form in which it will be filed, which includes a base prospectus (the “Prospectus”). The Prospectus provides that it will be supplemented in the future by one or more supplements to the Prospectus (each a “Prospectus Supplement”). The Prospectus as supplemented by various Prospectus Supplements will provide for the sale by the Issuers of up to $300,000,000 aggregate offering price of: (i) one or more series of the Issuers’ debt securities (the “Debt Securities”) to be issued pursuant to (a) a senior indenture including the Guarantees (as defined below) to be entered into among the Issuers, the guarantors parties thereto (including the Guarantors) and Wells Fargo Bank, National Association, as trustee, a form of which is attached as Exhibit 4.1 to the Registration Statement, and one or more supplemental indentures thereto (collectively, the “Senior Indenture”) and (b) a subordinated indenture including the Guarantees to be entered into among the Issuers, the guarantors parties thereto (including the Guarantors) and Wells Fargo Bank, National Association, as trustee, a form of which is attached as Exhibit 4.2 to the Registration Statement, and one or more supplemental indentures thereto (collectively together with the Senior Indenture, the “Indentures”); (ii) guarantees of the Debt Securities (the “Guarantees”) by certain subsidiary guarantors, including the Guarantors; and (iii) common units representing limited partner interests in the Partnership (“Common Units”). The Prospectus as supplemented by the various Prospectus Supplements will also provide for the resale by AIM Oxford Holdings, LLC and C&T Coal, Inc. (collectively, the “Selling Unitholders”) of up to 1,070,025 Common Units held by the Selling Unitholders.

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Oxford Resource Partners, LP

Oxford Resource Finance Corporation

December 9, 2011

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Issuers, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. With your consent, we have relied as deemed appropriate upon certificates and other assurances of officers of the Issuers, the Guarantors, and others as to factual matters without having independently verified such factual matters. We also have assumed that, at the time of execution, authentication, issuance and delivery of any Debt Securities and the related Guarantees, if applicable, the Indentures will have been duly authorized, executed and delivered by the Issuers, the guarantors parties thereto (including the Guarantors) and the related trustee.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, with respect to each of the Guarantees by the Guarantors, assuming (i) the taking of all necessary action to approve the issuance and terms of such Guarantee and related matters by the Guarantor thereunder, (ii) the due execution, authentication, issuance and delivery of the Debt Securities underlying such Guarantee, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by such Guarantor and otherwise in accordance with the provisions of the applicable Indenture, and (iii) the due issuance of such Guarantee, such Guarantee will constitute a legally valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

The opinion set forth above is subject to (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, and (iv) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars.

We are opining herein as to the internal laws of the State of Ohio, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of the State of Ohio, as to any matters of municipal laws or the laws of any local agencies within any state. Various matters, with respect to the Issuers and/or the

Oxford Resource Partners, LP

Oxford Resource Finance Corporation

December 9, 2011

Guarantors, concerning the laws of the State of New York, the Delaware Revised Uniform Limited Partnership Act and the general corporation law of the State of Delaware, are addressed in the opinion of Latham & Watkins LLP, which has been separately provided to you. We express no opinion with respect to those matters.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Validity of the Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Squire, Sanders & Dempsey (US) LLP

Schedule I

Name of Registrant Guarantor	State of Organization
Oxford Mining Company, LLC	Ohio
Daron Coal Company, LLC	Ohio